Exhibit 99.1

Pacific Premier Bank Announces Achievement of Nationwide SBA Preferred Lenders Program (PLP) Status

Costa Mesa, Calif., August 3, 2006 -- Pacific Premier Bancorp, Inc. (NasdaqGM: PPBI) (the “Company”), the holding company of Pacific Premier Bank, F.S.B. (the “Bank”), announced that the Bank has been approved for the Nationwide Preferred Lender Program (PLP) by the U.S. Small Business Administration (SBA).

The status, awarded to a limited number of financial institutions, will allow the Bank to expedite the lending processes for small businesses. The Bank now has nationwide authority to make credit decisions without first obtaining SBA regional office approval of each loan.

Steven R. Gardner, President and Chief Executive Officer stated, “We are very proud to be approved as a nationwide Preferred Lender, the SBA’s premier designation. The accreditation as an SBA PLP Bank means we can offer an even higher level of service to businesses and business owners within Southern California.  Additionally, the nationwide PLP status enhances our ability to continue to expand our highly personalized service consistent with our strategic plan.”

The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our five full-service depository branches and a loan production office in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, Los Alamitos, Costa Mesa and Pasadena.  The Bank is scheduled to open its sixth branch in Newport Beach, California in the fourth quarter of 2006.  The Bank at June 30, 2006, had total assets of $708.9 million, net loans of $604.5 million, total deposits of $327.1 million, and total equity capital of $58.4 million.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company’s products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company’s policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000